Exhibit 10.1

INOTEK PHARMACEUTICALS CORPORATION

2004 STOCK OPTION AND INCENTIVE PLAN

1.	Purpose and Eligibility

The purpose of this 2004 Stock Option and Incentive Plan (the “Plan”) of Inotek Pharmaceuticals Corporation (the “Company”‘) is to provide stock options and other equity interests in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant”. Additional definitions are contained in Section 8.

2.	Administration

a. Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b. Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

c. Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

3.	Stock Available for Awards

a. Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock of the Company (the “Common Stock”) that may be issued pursuant to the Plan is 2,010,000 shares. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such shares of Common Stock shall again be available for the grant of Awards under the Plan; provided, however, that the cumulative number of such shares that may be so reissued under the Plan will not exceed 2,010,000. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

b. Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted Awards during any one fiscal year to purchase more than 1,500,000 shares of Common Stock.

c. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 7(e)(i) applies for any event, this Section 3(c) shall not be applicable.

4.	Stock Options

a. General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the Common Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable.

b. Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Non-statutory Stock Option.”

c. Exercise Price. The Board shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify it in the applicable option agreement.

d. Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

e. Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(f) for the number of shares for which the Option is exercised.

f. Payment upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment;

(i) by check payable to the order of the Company;

(ii) except as otherwise explicitly provided in the applicable option agreement, and only if the Common Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii) to the extent explicitly provided in the applicable option agreement, by (x) delivery of shares of Common Stock owned by the Participant valued at fair market value (as determined by the Board or as determined pursuant to the applicable option agreement), (y) delivery of a promissory note of the Participant to the Company (and delivery to the Company by the Participant of a check in an amount equal to the par value of the shares purchased), or (z) payment of such other lawful consideration as the Board may determine.

5.	Restricted Stock

a. Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash or other lawful consideration in an amount at least equal to the par value of the shares purchased, and (ii) the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

b. Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6.	Other Stock-Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

7.	General Provisions Applicable to Awards

a. Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b. Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan provided that such terms and conditions do not contravene the provisions of the Plan.

c. Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d. Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

e. Acquisition of the Company

(i) Consequences of an Acquisition. Upon the consummation of an Acquisition, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the “Board”), shall, as to outstanding Awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more Options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate, or provide that one or more Options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to an Option or other Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Option or other Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(ii) Acquisition Defined. An “Acquisition” shall mean: (x) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the Board.

(iii) Assumption of Options upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

f. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (as determined by the Board or as determined pursuant to the applicable option agreement). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

g. Amendment of Awards. The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-statutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

h. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

i. Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to paragraph (e)(i), the Board may provide, as a condition of full exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the option of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted stock or other consideration being equivalent to the timing and other terms of the superseded exercise schedule of the related Option.

8.	Miscellaneous

a. Definitions.

(i) “Company,” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Inotek Pharmaceuticals Corporation, as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Inotek Pharmaceuticals Corporation, as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan (but not for purposes of Section 4(b)) shall include a person to whom an offer of employment has been extended by the Company.

b. No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

c. No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

e. Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

f. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Adopted by the Board of Directors on February 10, 2004 Approved by the stockholders on February 10, 2004

INOTEK PHARMACEUTICALS CORPORATION

APPENDIX A – ISRAEL

TO THE 2004 STOCK OPTION AND INCENTIVE PLAN

1.	GENERAL

1.1	This appendix (the “Appendix”) shall apply only to Participants who are subject to taxation in Israel (“Israeli Participant”). The provisions specified hereunder shall form an integral part of Inotek Pharmaceuticals Corporation’s 2004 Stock Option and Incentive Plan (the “Plan”), which applies to the issuance of Options to purchase shares of Common Stock of Inotek Pharmaceuticals Corporation (the “Company”). According to the Plan, Options to purchase the Company’s Common Stock may be issued to employees, officers, directors, consultants and advisors of the Company or its Subsidiaries.

1.2	This Appendix is effective with respect to Options granted as of April 9, 2008 and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

1.3	This Appendix is to be read as a continuation of the Plan and only modifies options granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.4	The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

1.5	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.3	“Capital Gain Option” or “CGO” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder.

2.6	“ITA” means the Israeli Tax Authorities.

2.7	“Non-Employee” means a consultant, Controlling Shareholder or any other person who is not an Employee.

2.8	“Ordinary Income Option” or “OIO” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9	“102 Option” means any Option granted to Employees in accordance with and subject to Section 102 of the Ordinance.

2.10	“3(i) Option” means an Option granted in accordance with and subject to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.11	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.12	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.13	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.14	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF OPTIONS

3.1	The persons eligible for participation in the Plan as Participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options

3.2	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3	The grant of Approved 102 Options shall be made under this Appendix adopted by the Board, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4	Approved 102 Options may either be classified as Capital Gain Options (or as “CGOs”) or Ordinary Income Options (or as “OIOs”).

3.5	No Approved 102 Options may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Participants who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

3.6	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1	Approved 102 Options which shall be granted under this Appendix and/or any shares of Common Stock allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the register of members of the Company) and held for the benefit of the Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). All certificates representing Common Stock issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such shares of Common Stock are released from the aforesaid trust as herein provided. In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.2	Notwithstanding anything to the contrary, the Trustee shall not release any shares of Common Stock allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Options which were granted to such Participant and/or any shares of Common Stock allocated or issued upon exercise of such Options.

4.3

With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell or release from trust any share of Common Stock received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

4.4	Upon receipt of Approved 102 Option, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Option or share of Common Stock granted to him thereunder.

5.	THE OPTIONS

The terms and conditions upon which the Options shall be issued and exercised, shall be as specified in the option agreement to be executed pursuant to the Plan and to this Appendix. Each option agreement shall state, inter alia, the number of shares of Common Stock to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates and the exercise price.

6.	FAIR MARKET VALUE FOR TAX PURPOSE

With respect to CGOs, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares of Common Stock are listed on any established stock exchange or a national market system or if the Company’s shares of Common Stock will be registered for trading within ninety (90) days following the date of grant, the fair market value of the shares of Common Stock at the date of grant shall be determined in accordance with the provisions of Section 102. Otherwise, the fair market value of the shares of Common Stock at the date of grant shall be determined by the Board.

7.	ASSIGNABILITY AND SALE OF OPTIONS

Without derogating from the provisions of the Plan, as long as Options or shares of Common Stock purchased pursuant to thereto are held by the Trustee on behalf of the Participant, all rights of the Participant over the shares of Common Stock are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1	With regards to Approved 102 Options, the provisions of the Plan and/or the Appendix and/or the option agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the option agreement.

8.2	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the option agreement, shall be considered binding upon the Company and the Participants.

9.	DIVIDEND

Subject to the Company’s incorporation documents, with respect to all shares of Common Stock (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options and held by the Participant or by the Trustee, as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such shares of Common Stock, subject to the provisions of the Company’s incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

10.	TAX CONSEQUENCES

10.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for shares of Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

10.2	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to any Participant until all required payments have been fully made.

10.3	With respect to Unapproved 102 Option, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of shares of Common Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	MISCELLANEOUS

11.1	Without derogating from the provisions of the Plan, it is hereby acknowledged that the Options are extraordinary, one-off benefits granted to the Israeli Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under the Severance Pay Law, 5723-1963 and the regulations promulgated thereunder.

11.2	The Israeli Participants shall sign any document required by the Trustee or the ITA to give effect to the provisions of this Appendix.